Exhibit 99.2

TRAVELZOO
INTRODUCTORY NOTE TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 13, 2020 (“Closing Date”), Travelzoo (“Travelzoo” or the “Company”) entered into a Stock Purchase Agreement (the "SPA") with JFC Travel Group Co. (“JFC”), which wholly owns and operates Jack's Flight Club, Co., for the purchase of up to 100% of the outstanding common stock of JFC (the "Shares"). Pursuant to the SPA, on January 13, 2020, the Sellers sold 60% of the Shares to the Company for an aggregate purchase price of $12.0 million, payable in cash of $1.0 million and $11.0 million in promissory notes. The promissory notes contain an interest rate of 1.6% per annum and a due date of January 31, 2020, with a one-time right to extend the maturity date up to April 30, 2020, which the Company elected to do. The remaining 40% of the Shares are subject to a call/put option exercisable by the Company or the Sellers, as applicable, no later than 60 days following January 1, 2021 , subject to the terms and conditions set forth in the SPA. The call/put option is exercisable by the Company or the Sellers, as applicable, only if the JFC business generates a minimum EBITDA of $4.3 million for the year ending December 31, 2020, in which case the call/put purchase price if exercised will be equal to 40% of the actual EBITDA multiplied by 3.5.
The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the acquisition on the historical financial position and operating results of Travelzoo. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it was completed on December 31, 2019. The unaudited pro forma condensed combined statement of operations for year ended December 31, 2019 gives effect to acquisition as if it was completed on January 1, 2019.
The following unaudited pro forma condensed combined financial statements were derived from and should be read together with the historical financial statements and related notes as follows: (a) Travelzoo's audited consolidated statement of operations for the year ended December 31, 2019, and its audited consolidated balance sheet as of December 31, 2019 included in Travelzoo’s Form 10-K for the year ended December 31, 2019; (b) JFC’s audited consolidated statement of operations for the year ended December 31, 2019 and JFC’s audited consolidated balance sheet as of December 31, 2019, included elsewhere in this Form 8-K, as an exhibit.
The following unaudited pro forma condensed combined financial statements are not necessarily indicative of Travelzoo's financial position or results of operations if the acquisition had been completed as of the dates indicated. Additionally, the following unaudited pro forma condensed combined financial statements are not necessarily indicative of Travelzoo's future financial condition or operating results. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, post-acquisition synergies and/or cost savings that we may achieve with respect to the combined companies. The adjustments to unaudited pro forma condensed combined financial statements are based on what we believe are reasonable under the circumstances. The pro forma adjustments are preliminary and have been made solely for the purpose of providing Pro Forma Financial Statements.
The following unaudited pro forma condensed combined financial statements are based on estimates and assumptions set forth in the notes to these statements. The preliminary allocation of the purchase price used in the pro forma condensed combined financial Statements is based upon assets acquired and liabilities assumed through the acquisition. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the purchase price in the pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change as we finalize the acquisition accounting, including the valuations of the net tangible and intangible assets. The final determination of the value of the assets and liabilities acquired will likely differ from these preliminary estimates and the differences could be material. Travelzoo is in the process of performing third-party valuations of certain assets acquired and liabilities assumed, as well as performing its own internal assessment.

TRAVELZOO
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(in thousands, except par value)

	December 31, 2019
	Travelzoo Historical		JFC Historical	Transaction Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$19,505		$2,548	$(3,333)	(d)	$18,720
Accounts receivable, less allowance for doubtful accounts of $1,126 and $692 as of December 31, 2019 and 2018, respectively	13,006		—	—		13,006
Income tax receivable	989		—	—		989
Deposits	114		—	—		114
Prepaid expenses and other	2,496		111	—		2,607
Total current assets	36,110		2,659	(3,333)		35,436
Deposits and other	820		—	—		820
Deferred tax assets	2,051		—	—		2,051
Restricted cash	1,205		—	—		1,205
Operating lease right-of-use assets	8,886		—	—		8,886
Property and equipment, net	2,982		—	—		2,982
Investment in WeekenGO	2,484		—	—		2,484
Intangible assets	—	—	770	5,530	(a) & (m)	6,300
Goodwill	—	—	—	13,044	(a)	13,044
Total assets	$54,538		$3,429	$15,241		$73,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,406		$44	$—		$20,450
Accrued expenses and other	7,477		8	—		7,485
Deferred revenue	896		1,640	(880)	(i)	1,656
Operating lease liabilities	5,301		—	—		5,301
Promissory note payable	—		—	10,900	(d)	10,900
Income tax payable	914		—	—		914
Total current liabilities	34,994		1,692	10,020		46,706
Long-term tax liabilities	359		162	976	(k)	1,497
Long-term operating lease liabilities	8,238		—	—		8,238
Other long-term deferred liabilities	84		—	—		84
Total liabilities	43,675		1,854	10,996		56,525
Commitments and contingencies	—		—	—		—
Stockholders’ equity:			—	—		—
Non-controlling interest in JFC	—		—	5,820	(e)	5,820
Preferred stock, $0.01 par value per share (5,000 shares authorized; none issued)	—		—	—		—
Common stock, $0.01 par value (20,000 and 40,000 shares authorized as of December 31, 2019 and 2018, respectively; 11,479 and 11,962 shares issued and outstanding as of December 31, 2019 and 2018, respectively)	115		—	—		115
Additional paid-in capital	—		610	(610)	(b)	—
Retained earnings	14,200		965	(965)	(b)	14,200
Accumulated other comprehensive loss	(3,452)		—			(3,452)
Total stockholders’ equity	10,863		1,575	(1,575)		10,863
Total liabilities and stockholders’ equity	$54,538		$3,429	$15,241		$73,208
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

TRAVELZOO
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31, 2019
	Travelzoo Historical	JFC Historical	Transaction Adjustments		Pro Forma Combined
Revenues	$111,412	$3,970	$(485)	(l)	$114,897
Cost of revenues	11,889	312	—		12,201
Gross profit	99,523	3,658	(485)		102,696
Operating expenses:					—
Sales and marketing	60,350	687	986	(g)	62,023
Product development	6,885	—	—		6,885
General and administrative	22,824	520	—		23,344
Total operating expenses	90,059	1,207	986		92,252
Income from operations	9,464	2,451	(1,471)		10,444
Other income (loss), net	(515)	20	(147)	(j)	(642)
Income before income taxes	8,949	2,471	(1,618)		9,802
Income tax expense	4,794	402	(264)	(h)	4,932
Net income	4,155	2,069	$(1,354)		4,870
Net income attributable to non-controlling interests	—	—	(286)	(c)	(286)
Net loss attributable to Travelzoo	$4,155	$2,069	$(1,640)		$4,584

Net income per share—basic	$0.35				$0.39
Net income per share—diluted	$0.35				$0.38

Shares used in computing basic net income per share	11,809				11,809
Shares used in computing diluted net income per share	12,035				12,035

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

TRAVELZOO
NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS
Note 1: Basis of presentation
The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The historical Travelzoo financial information are derived from the historical consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2020. The historical JFC financial information are derived from the historical audited consolidated financial statements included elsewhere in this Form 8-K/A.
The business combination will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Travelzoo has preliminarily estimated the fair value of JFC’s assets acquired and liabilities assumed and conformed the accounting policies of JFC to its own accounting policies.
The pro forma condensed combined financial statements do not necessarily reflect what the Combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The condensed combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of JFC as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.
Note 2: Purchase price and preliminary allocation
The purchase price allocation was based on the purchase price in the purchase agreement and the preliminary purchase price allocation valuation. The acquisition method of accounting has been used in the preparation of the accompanying unaudited pro forma condensed combined financial statements. Under this method of accounting, the purchase consideration is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their respective fair values, with the excess purchase consideration being recorded as goodwill.
We identified and recorded the assets acquired and liabilities assumed at their preliminary estimated fair values, and allocated the remaining value of $13.0 million to goodwill. The values assigned to certain acquired assets and liabilities are preliminary, are based on information available as of the date of these unaudited pro forma condensed combined financial statements, and may be adjusted as further information becomes available during the measurement period of up to 12 months from the date of the acquisition. Additional information that relates to the facts and circumstances that exist as of the Closing Date may subsequently become available and may result in changes in the values allocated to various assets and liabilities. Changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to goodwill. The fair value of the acquisition consideration aggregated $17.7 million, which consists of $11.9 million of cash and promissory notes payable to the Sellers and $5.8 million for the fair value of the 40% non-controlling interests, including the embedded put option.

The preliminary purchase price allocation is as follows (in thousands):

	Amount	Estimated Useful Life	Incremental First Year Amortization
Fair value of net tangible assets (liabilities) acquired (assumed)
Fair value of net tangible assets acquired	$326		$—
Fair value of net tangible liabilities assumed	(812)		—
Deferred tax liabilities	(1,138)		—
Identifiable intangible assets
Customer relationship	3,430	5 year	686
Trade name	2,270	Indefinite	N/A
Non-competing agreements	600	2 year	300
Identifiable intangibles	6,300		986
Goodwill	13,044		—
Total acquisition consideration	$17,720		$986

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred and are accounted for as expenses in the periods in which such costs are incurred. These costs are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results.

Intangible Assets

Significant Classes of Intangible Assets Acquired.

Customer relationships consist of preexisting relationships that are expected to contribute to future earnings. Customer relationship is neither legal nor contractual, but is separable as an intangible asset. The fair value of these intangible assets is expected to be amortized on a straight-line basis over the period in which the economic benefits are anticipated to be recognized.

Tradename consists of the JFC name, which is a well-known in helping subscribers find cheap flight and flight deals. The fair value of the trade name is not amortized as we believe its life is indefinite and will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that we determine that the value of the tradename has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Valuation.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Travelzoo may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Travelzoo’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Goodwill.

Approximately $13.0 million has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Debt

To finance the Acquisition, we issued $11.0 million promissory notes to the Sellers at 1.6% interest rate due on January 31, 2020, with a one-time right to extend the maturity up to April 30, 2020, which the Company elected to do. The Company is evaluating obtaining financing to fund the payment of such promissory notes. Any financing that might be obtained would result in additional interest expense that is not currently reflected in the accompanying pro forma condensed combined statement of operations.
Note 3: Pro forma adjustments
The accompanying pro forma condensed combined financial statements reflect certain adjustments that are necessary to present fairly our results as of and for the year ended December 31, 2019. The pro forma adjustments give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on us, and are based on assumptions that management believes are reasonable given the best information currently available.
The accompanying pro forma financial statements have been prepared as if the acquisition was completed on December 31, 2019 for balance sheet purposes and on January 1, 2019 for statement of operations purposes and reflect the following preliminary pro forma adjustments, based on estimates, and subject to change as more information becomes available and after we complete our final analysis of the fair values of both tangible and intangible assets acquired and liabilities assumed.
The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Recognition of intangible assets and goodwill balance based on the purchase price allocation (in thousands):

Recognition of the intangible assets balance from the acquisition	$6,300
Recognition of goodwill balance from the acquisition	13,044
$19,344

(b)     Elimination of JFC equity account (in thousands):

Additional paid-in capital	$(610)
Retain earnings	(965)
$(1,575)

(c) Recognition of net income attributable to non-controlling interest (40%) on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 (in thousands):

Net income attributable to non-controlling interests	$(286)
$(286)

(d) Recognition of promissory notes payable of $11.0 million to acquire the 60% of JFC equity interest, net of $0.1 million of discount to reflect at fair value (in thousands):

Promissory note payable issued to JFC founders	10,900
$10,900

(e) Recognition of fair value of the 40% non-controlling interests identified in the total allocable purchase price including estimated fair value of embedded put option for the 40% remaining JFC equity interest no later than 60 days following by January 1, 2021 if certain EBITDA threshold is met for 2020 on the unaudited pro forma condensed combined balance sheet as of December 31, 2019 (in thousands):

Non-controlling interests	$4,400
Estimated fair value option (40% consideration - put option)	1,420
$5,820

(f) Recognition of cash payment of $1.0 million to the Sellers on January 13, 2020 and $2.3 million cash distribution JFC made to the Sellers immediately prior to the Closing Date which is being reflected in this adjustment on the unaudited pro forma condensed combined balance sheet as of December 31, 2019 (in thousands):

Cash Paid to JFC	$(1,000)
Cash withdrawn by the JFC founders at acquisition	(2,333)
$(3,333)

(g) Recognition of amortization of acquisition-related intangibles on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 (in thousands):

Amortization of acquisition-related intangibles	986
$986

(h) Recognition of income tax benefit from transaction adjustments on unaudited pro forma condesed combined statement of operations for the year ended December 31, 2019 (in thousands):

Income tax benefit	(264)
$(264)

(i) Recognition of fair value adjustment to the deferred revenue on the unaudited pro forma condensed combined balance sheet as of December 31, 2019 (in thousands):

Deferred revenue	(880)
$(880)
(j) Recognition of interest expense at 1.6% and accretion of discount of $0.1 million from the $11.0 million promissory notes issued to the Sellers for the acquisition of Shares (outstanding for approximately three months) on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 (in thousands):

Interest expense from promissory note	147
$147

(k) Recognition of deferred tax liability from acquisition-related intangibles on the unaudited pro forma condensed combined balance sheet as of December 31, 2019 (in thousands):

Deferred tax liabilities	976
$976

(l) Recognition of revenue impact from fair value adjustment of deferred revenue balance as of January 1, 2019 on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 (in thousands):

Revenue	(485)
$(485)
(m) Elimination of JFC intangible assets on the historical consolidated balance sheet as of December 31, 2019 (in thousands):

Trade name	(770)
$(770)